Exhibit 10.20

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is made to be effective as of the 1st day of July, 2014 (the “Commencement Date”), by and between FieldPoint Petroleum Corporation, a publicly traded Colorado corporation (including all affiliates and subsidiaries hereinafter called the “Company”) and Phillip H. Roberson (hereinafter called the “Executive”).

WHEREAS, the Executive desires to enter into an executive employment relationship with the Company; and,

WHEREAS, both the Company and Executive have read and understood the terms and provisions set forth in this Agreement and have been afforded a reasonable opportunity to review this Agreement with their respective advisors;

NOW, THEREFORE, in consideration of the mutual promises of each, and other good and valuable consideration, the parties hereby agree as follows:

1.	SERVICES AND DUTIES

(a)            Positions.  The Executive shall serve as the President and CFO of the Company and shall report to the Board of Directors (the “Board”) of the Company and shall perform all duties consistent with these positions and such duties generally consistent therewith; and as such duties shall be prescribed and/or amended from time to time by the Board.

(b)            CPA Certification.  Both parties acknowledge the value of the Executive’s CPA certification and Executive agrees to use best efforts to maintain this certification throughout the term of this Agreement.

(b)            Devotion of Time.  As of the Commencement Date of this Agreement the Executive shall devote his full time and attention to the Company. However, it is understood that the Executive may have certain other business activities in which he is free to engage, provided that such other business activities are properly disclosed to the Company, do not interfere with the accomplishment of his duties to the Company, and are not directly competitive or in conflict with any corporate opportunities available to the Company.  More specifically, such other business activities as they exist on the date of this Agreement are more fully described and disclosed on Schedule 1 which is attached hereto.

(c)            No Joint Venture.  The provisions of this Agreement are not intended to create any relationship between the Parties other than that of employer and employee contracting with each other solely for the purpose of effecting the provisions of this Agreement, and this Agreement shall not be construed as creating a joint venture between the Parties.

Exhibit 10.20

EXECUTIVE EMPLOYMENT AGREEMENT

2.	TERM

This Agreement shall begin on the Commencement Date and end on the three (3) year anniversary after the Commencement Date (the "Original Term"). Thereafter, this Agreement shall automatically renew for successive one (1) year terms unless either party provides a written notice to the other party of its intent not to renew at least thirty (30) days prior to any automatic renewal date.

3.	COMPENSATION AND RELATED MATTERS

(a)            Base Salary.  From and after the Commencement Date, the Executive shall receive an initial base salary (the "Base Salary") paid by the Company of $16,667 per month, ($200,000 annually). Base Salary may be adjusted from time to time by the Board based on Executive’s performance of duty, the growth of the Company, and the responsibilities assigned to the Executive by the Board.

(b)            Signing Bonus.  The Executive will be entitled to receive 50,000 shares of FPP common stock upon execution of this Agreement, provided that the Executive shall be immediately vested and shall immediately receive 10,000 of these shares on the Commencement Date of this Agreement, and shall be vested and receive 10,000 of these shares upon the 6 month anniversary of the Commencement Date, and shall be vested and receive 10,000 shares upon the 12 month anniversary of the Commencement Date, and shall be vested and receive 10,000 shares upon the 18 month anniversary of the Commencement Date, and shall be vested and receive the final 10,000 shares upon the 24 month anniversary of the Commencement Date.  Unless there shall be a Change of Control Event as defined in Section 4(b) occurring within this 24 month vesting period the Executive shall be required to have remained in the continuous employ of the Company as of these anniversary dates in order to vest in this award.  In the event of a Change of Control Event the Executive shall immediately vest in, and shall be immediately awarded any remaining shares granted under the provisions of this paragraph upon the date that the Change in Control Event becomes effective.

(c)            Annual Stock Grant. Once the Signing Bonus grant has been fully vested and fully paid the Executive will become entitled to receive, as part of the annual compensation for his services, certain shares of the Company’s common stock as follows: on the third (3rd) annual anniversary date 5,000 shares, on the fourth (4th) annual anniversary date 6,000 shares, on the fifth (5th) annual anniversary date 7,000 shares, on the sixth (6th) annual anniversary date 8,000 shares, on the seventh (7th) annual anniversary date 9,000 shares, and on each annual anniversary date thereafter 10,000 shares.  For all purposes of this Agreement each Annual Stock Grant to be awarded hereunder shall be deemed to be earned and shall be paid only upon the completion of a full year of continuous service ending on each prescribed annual anniversary date of this Agreement. Shares awarded pursuant to this paragraph shall be in addition to shares awarded under Section 3(b) above.

Exhibit 10.20

EXECUTIVE EMPLOYMENT AGREEMENT

(d)            Performance Bonus.  The Executive shall be entitled to receive an annual Performance based Bonus Award as may be deemed appropriate by the Board in its sole discretion.  It shall be understood by both Parties that the Company’s existing Performance Based Bonus Program as adopted by the Board in 2008 is to be considered temporarily suspended until the beginning of the fiscal year 2015, whereupon it may be formally reinstated subject to any modifications or amendments deemed appropriate by the Board in its sole discretion. For all purposes of this Agreement each Performance Bonus awarded hereunder shall be deemed to be earned at the end of each calendar year, and except as provided in Section 5.(f)(iv), shall be paid upon the condition that the Executive remains in the continuous employ of the Company through the end of same calendar year that the Performance Bonus is deemed to be earned.

(e)            Benefits.  In addition, the Executive will be entitled to the following benefits during the Employment Period if offered by the Company, unless otherwise altered by the Board with respect to all Executives of the Company:

(i)            hospitalization, disability, life and health insurance, to the extent offered by the Company, and in amounts consistent with Company policy, for all key management employees, as reasonably determined by the Board;

(ii)          three (3) weeks of paid vacation each year during the three (3) year primary term of this Agreement, and four (4) weeks of paid vacation during each successive year thereafter, provided that any unused vacation for any year shall not carry over into any ensuing year, and further provided that any unused vacation during any year shall not be compensated by cash payment except as provided in Section 5 of this Agreement:

(iii)         reimbursement for reasonable, necessary and ordinary out-of-pocket expenses incurred by the Executive in the performance of his duties, subject to the Company's policies in effect from time to time with respect to travel, entertainment and other expenses;

(iv)        $100,000 term life insurance policy, with premiums fully paid by the Company for as long as the Executive remains employed by the Company;

Exhibit 10.20

EXECUTIVE EMPLOYMENT AGREEMENT

(v)          reimbursement of all reasonable and ordinary costs incurred by the Executive to maintain his CPA certification during the tenure of his employment with the Company;

(v)         $500 per month car allowance;

(vii)      any other benefit arrangements, to the extent made generally available by the Company to its Executives and key management employees.

4.	TERMINATION

The Executive's employment hereunder is "at will" and may be terminated by the Company or the Executive, under the following circumstances:

(a)            Mutual Agreement.  Termination may occur by mutual written agreement between the Executive and the Company.

(b)            Change of Control Event.  It is understood that Termination may be the necessary result of a Change in Control Event.  A Change of Control Event shall include any transaction which involves the sale or transfer of the Company or substantially all of the Company’s assets to another non-related person or entity by sale, merger, reverse merger, buy-out, takeover, or any other transaction which results in Company’s Board of Directors (as so constituted and existing immediately prior to the Change of Control Event) no longer retaining its voting majority or its ability to control the Company in either its activities or its direction.

(c)            Death.  Employment shall terminate upon the death of the Executive.

(d)            Disability.  Termination will result if the Executive is unable to perform his duties on a full-time basis because of Executive's inability to perform his duties under this Agreement, without reasonable accommodation, for a period of more than one hundred and twenty (120) days ("Disability").

(e)            Termination of the Executive's employment for "Cause." For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder only upon:

(i)            the failure by the Executive to substantially perform his duties as outlined hereunder or to follow the reasonable directions of the Board after demand for substantial performance is delivered by the Board;

Exhibit 10.20

EXECUTIVE EMPLOYMENT AGREEMENT

(ii)          the engaging by the Executive in conduct that is materially injurious to the Company, monetarily or otherwise;

(iii)         the engaging by the Executive in criminal conduct or conduct constituting moral turpitude;

(iv)         the engaging by the Executive in employment practices which violate federal, state or local law.

(v)          the engaging in conduct by the Executive which results in an action against him by the Securities and Exchange Commission or any similar federal or state regulatory agency.

(f)            Termination Without Cause.  Notwithstanding any provisions of this Agreement to the contrary, the Company may not terminate the Executive’s employment for any reason other than those specified in the foregoing paragraphs (a), (b), (c), (d), or (e) at any time during the term of this Agreement.

(g)            Voluntary Resignation. The Executive may terminate this Agreement ("Voluntary Resignation") at any time effective upon thirty (30) days written notice to the Board.

5.	COMPENSATION AND PAYMENTS UPON TERMINATION

The Executive shall be entitled to the following compensation from the Company (in lieu of all other sums payable to the Executive hereunder) upon the termination of Executive's employment.

(a)            Mutual Agreement.  If the Executive's employment is terminated as a  result of mutual written agreement, the Company shall pay the Executive's Base Salary accrued but otherwise unpaid through the date of termination, any common stock awards earned and vested under Sections 3(b) and 3(c) but otherwise unpaid, plus a lump sum payment for the value of all accrued,  and unused vacation time through the date of termination, and the Executive will be entitled to receive any vested pension and retirement benefits (if any) as may be hereinafter enacted by the Board (for all purposes of this Agreement, all such accrued, earned, vested  and  unpaid items through the applicable date of termination are referred to as the "Earned Amounts").

Exhibit 10.20

EXECUTIVE EMPLOYMENT AGREEMENT

(b)            Death.  If the Executive’s employment is terminated as a result of death, the Company will pay to the Executive's estate the Earned Amounts.

(c)            Disability. If the Executive's employment is terminated as a result of Disability (as defined in Section 4(d) above), the Executive will be provided long term disability benefits to which he may be eligible (if any) in accordance with the Company's then existing Standard Benefit Plans, and the Company shall pay to the Executive the Earned Amounts.

(d)            Termination by the Executive.  In the event the Executive voluntarily elects to terminate this Agreement, the Company shall pay the Executive the Earned Amounts.

(e)            Termination for Cause.  If the Executive's employment is terminated for Cause, the Company shall pay the Executive the Earned Amounts and the Company shall have no further obligation to the Executive.

(f)            Termination for Change of Control.  If the Executive's employment is terminated due to a Change of Control Event, the Company shall pay the Executive the Earned Amounts and, in addition, the Company shall pay the Executive:

(i)            eighteen (18) months of Base Salary in cash,

(ii)           all common stock awarded but remaining unpaid (if any) under Section 3(b), without regard to any vesting provisions that are otherwise prescribed therein,

(iii)         all common stock pursuant to Section 3(c) for the year in which the Change of Control Event occurs without regard to any requirement for the Executive to otherwise remain employed by the Company through the end of the calendar year in question.

(iv)        any Performance Bonus amounts earned (or being earned) under any Board approved and adopted Performance Bonus Program in effect during the fiscal year in which the Change of Control Event occurs without regard to any requirement for the Executive to otherwise remain employed by the Company through the end of the calendar year in question. Such Performance Bonus awards shall be only be paid on amounts actually earned up to the date of the Change of Control event, or if such Performance Bonus awards are otherwise determined on an annualized basis, they shall be prorated and paid based upon the amount of time that has actually elapsed during the fiscal year when the Change of Control event occurs.

Exhibit 10.20

EXECUTIVE EMPLOYMENT AGREEMENT

In order to qualify for and to receive any amounts, other than the Earned Amounts, under this Section 5(f) the Executive shall remain in the continuous employ of the Company until the date that the Change of Control Event is final and complete, or until such other date as may be prescribed under any notice of Termination allowed under Section 5(f).  Executive may not earn any amounts, other than the Earned Amounts, under this Section 5(f) for exercising a Voluntary Resignation that would become effective prior to the date that the Change of Control Event becomes final and complete.  Furthermore, if the Executive is offered, and if Executive chooses to accept continued employment with the new Change of Control entity under terms no less favorable than the terms contained in this Agreement he shall be entitled to the Earned Amounts and shall not be entitled to any other consideration offered under this Section 5(f).

6.	NON-DISCLOSURE

(a)            ConfidentialInformation.  By virtue of employment with the Company, the Executive will have access to confidential, proprietary, and highly sensitive information relating to the business of the Company and which is a valuable, competitive and unique asset of the Company ("Confidential Information"), the confidentiality of which is essential to the Company's ability to differentiate its products and services. Such Confidential Information includes all information which relates to the business of the Company, which is or has been disclosed to the Executive orally or in writing by the Company or obtained by virtue of work performed for the Company, is or was developed by the Company, and is not generally available to or known by individuals or entities within the industry in which the Company is or may become engaged or readily accessible by independent investigation. The Confidential Information sought to be protected includes, without limitation, information pertaining to: (i) the identities of customers and clients with which or whom the Company does or seeks to do business, as well as the point of contact persons and decision-makers at these customers and clients, including their names, addresses, e-mail addresses and positions; (ii) the past or present  purchasing history and the past and/or current job requirements of each past and/or existing customer and client; (iii) the volume of business and the nature of the business relationship between the Company and its customers and clients; (iv) the pricing of the Company's services, including any deviations from its standard pricing for particular customers and clients; (v) the Company's business plans and strategy, including customer  or client assignments and rearrangements, sales and administrative staff expansions, marketing and sales plans and strategy, proposed adjustments in compensation of other Company personnel, revenue, expense and profit projections, industry analyses, and any proposed or actual implemented technology changes; (vi) information regarding the Company's employees, including their identities, skills, talents, knowledge, experience, and compensation; (vii) the Company's financial results and business condition; (viii) any past or present merchandise  or supply sources in the future; (ix) technical and non-technical information including patent, copyright, trade secret, proprietary information, methods, ideas, concepts, designs, inventions, know-how, processes, software programs, software source documents and formulae related to the current, future and proposed products and services of the Company including research, experimental work, development, design details and specifications and engineering, financial statements, forecasts, plans (whether business, strategic, marketing or other), client lists, prospective client lists, sales data, sales analysis, equipment and other assets, prices, costs, sources of supplies, pricing methods, personnel, marketing research, and business relationships, whether or not marked "Confidential" or "Proprietary".  Confidential Information may be contained on the Company's computer network, in computerized documents or files, or in any written or printed documents, including any written reports summarizing such information.

Exhibit 10.20

EXECUTIVE EMPLOYMENT AGREEMENT

(b)            Non-Disclosure of Confidential Information. The Executive acknowledges that the Company's Confidential Information will be disclosed to the Executive throughout his employment at the Company in order to enable the Executive to perform his duties for the Company. The Executive further acknowledges that, prior to his employment at the Company, Executive was either unfamiliar with the Company's Confidential Information or Executive developed such Confidential Information for the benefit of the Company and was otherwise compensated for such services outside of the terms of this Agreement. Finally, Executive acknowledges that the unauthorized disclosure of Confidential Information could place the Company at a competitive disadvantage. Consequently, Executive agrees (i) not to use, publish, disclose or divulge, directly or indirectly, at any time, any Confidential Information for his own benefit and for the benefit of any person, entity, or corporation other than the Company, to any person who is not a current employee of the Company, without the express, written consent of the Company and except in the performance of the duties assigned to him by the Company; (ii) not to make copies of Confidential Information without the prior written consent of the Company; (iii) to take reasonable precautions to protect against the inadvertent disclosure of such Confidential Information or theft or misappropriation by others; and (iv) not to use such Confidential Information except in connection with the specific duties of the Executive in connection with his employment.

(c)            Notwithstanding the foregoing, the confidentiality and nondisclosure provisions contained herein with respect to any portion of the Confidential Information shall terminate when the Executive can document that the Confidential Information:

Exhibit 10.20

EXECUTIVE EMPLOYMENT AGREEMENT

(i)            was in the public domain at the same time it was communicated to the Executive by the Company;

(ii)          entered the public domain subsequent to the time it was communicated to the Executive by the Company through no fault of the Executive;

(iii)         was in the Executive's possession free of any obligation of confidence at the time it was communicated to the Executive by the Company;

(iv)        was rightfully communicated to the Executive free of any obligation of confidence subsequent to the time it was communicated to the Executive by the Company;

(v)          was developed by the Executive independently of and without any reference to any information communicated to the Executive by the Company; or

(vi)        was communicated in response to a valid subpoena or order by a court or by a governmental body, provided that the Executive complies with the provisions of Section 6(e) below.

(d)            Survival of Executive's Obligations. Executive understands and agrees that his obligations under this Section shall survive the termination of this Agreement and/or his employment with the Company.

(e)            Certain Disclosures.  In the event that the Executive receives a request to  disclose all or any part of the Confidential Information under the terms of a subpoena or order issued by a court or by a governmental body, the Executive agrees (i) to notify the  Company immediately of the existence, terms, and circumstances surrounding such request, (ii) to consult with counsel on the advisability of taking legal available steps to resist or narrow such request, and (iii) if disclosure of such Confidential  Information is required to prevent the Executive from being held in contempt or subject to other penalty, to furnish only such potion of the Confidential Information as, in the opinion of counsel to the Executive, it is legally compelled to disclose and to exercise its best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information.

Exhibit 10.20

EXECUTIVE EMPLOYMENT AGREEMENT

7.	RETURN OF COMPANY PROPERTY

Executive acknowledges that all memoranda, notes, correspondence, databases, computer discs, computer files, computer equipment and/or accessories, pagers, telephones, passwords or pass codes, records, reports, manuals, books, papers, letters, CD ROMS, flash-drives or any other type of electronic data storage devises, keys, internet database access codes, client profile data, job orders, client and customer lists, contracts, software programs, information and records, drafts of instructions, guides and manuals, and other documentation (whether in draft or final form), and other sales, financial or technological information relating to the Company's business, and any and all other documents containing Confidential Information furnished to Executive by any representative of the Company or otherwise acquired or developed by him in connection with his association with the Company (collectively, "Recipient Materials") shall at all times be the property of the Company. Within twenty-four (24) hours of the termination of his employment, Executive will return to the Company any Recipient Materials which are in his possession.

8.	NON-SOLICITATION OF EMPLOYEES

Executive acknowledges that, as part of his employment or association with the Company, he will become familiar with the salary, pay scale, capabilities, experiences, skill and desires of the Company's employees. In order to protect the confidentiality of such information, Executive agrees that, for a period of twelve (12) months following the termination of his employment with the Company, whether such termination occurs at the insistence of Executive or the Company, Executive shall not recruit, hire, solicit, or attempt to recruit, hire or solicit, directly or by assisting others, any employees of the Company, nor shall he contact or communicate with any employees of the Company for the purpose of inducing any other employees of the Company to terminate their employment or association with the Company. For purposes of this covenant, "employees" shall refer to permanent employees, temporary employees, or persons who are employed under full time contract with the Company. Executive's obligations under this Section 8 shall survive the termination of this Agreement and Executive's employment with the Company.

9.	REMEDIES

In the event that Executive violates any of the provisions set forth in Sections 6, 7, or 8 of this Agreement, he acknowledges that the Company will suffer immediate and irreparable harm which cannot be accurately calculated in monetary damages.  Consequently, Executive acknowledges and agrees that the Company shall be entitled to immediate injunctive relief, either by temporary or permanent injunction, to prevent such a violation. Executive further acknowledges and agrees that this injunctive relief shall be in addition to any other legal or equitable relief, including monetary damages, to which the Company would be entitled.

Exhibit 10.20

EXECUTIVE EMPLOYMENT AGREEMENT

10.	SUCCESSORS; BINDING AGREEMENT

This Agreement shall be binding upon, and inure to the benefit of the Company, Executive, and their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. Without limiting the foregoing, the Company may assign this Agreement (or the same may remain with the Company as a subsidiary of a larger institution), without the consent of Executive, with such assignee being required to perform the obligations of the Company hereunder.

11.	COMPLETE AGREEMENT

This Agreement sets forth the entire agreement among the Company and Executive concerning the subject matter hereof, and supersedes all prior written or oral understandings of the parties.

12.	NOTICE

For purposes of this "Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when (i) delivered personally; (ii) sent by telecopy or similar electronic device and confirmed; (iii) delivered by overnight express; or (iv) sent by registered or certified mail, postage prepaid, addressed as follows (unless changed by written notice):

If to the Executive:	Phillip H. Roberson
609 Castle Ridge Road, Suite 335
Austin, Texas 78746

If to Company:	Roger D. Bryant, Executive Chairman
1124 Comanche Drive
Allen, TX 75013

Exhibit 10.20

EXECUTIVE EMPLOYMENT AGREEMENT

13.	MISCELLANEOUS

No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing, signed by the Executive and the Company. No waiver by either party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Neither party hereof has made any agreements or representations, oral or otherwise, express or implied, with respect to the subject matter, which are not set forth expressly in this Agreement.

14.	GOVERNING LAW AND VENUE

This Agreement is being made and is intended to be performed in the State of Texas, and shall be governed, construed, interpreted, and enforced in accordance with the substantive laws of the State of Texas and venue for any matter in connection with or arising from this Agreement shall be in Travis County, Texas.

15.	ATTORNEY FEES

Each party shall agree to bear its own legal fees and costs which may be incurred in connection with the resolution of any dispute or controversy under or in connection with this Agreement.

16.	VOLUNTARY AGREEMENT

The parties acknowledge that each has had an opportunity to consult with an attorney or other counselor concerning the meaning, import, and legal significance of this Agreement, and each has read this Agreement, as signified by their respective signatures hereto, and each is voluntarily executing the same after, if sought, advice of counsel for the purposes and consideration herein expressed.
IN WITNESS WHEREOF, the parties have executed this Agreement effective as of July 1, 2014.

EXECUTIVE:

Phillip H. Roberson

COMPANY:

Roger D. Bryant – Executive Chairman

Exhibit 10.20

EXECUTIVE EMPLOYMENT AGREEMENT

SCHEDULE 1

Disclosure of Other Business Activities of the Executive
Pursuant to Section 1(b)

I am a Managing Director and Unit Holder of AEG Operating, LLC (“AEG”) located at 4611 Bee Caves Road #209, Austin, Texas 78746.  AEG is an Exploration and Production fund which was founded in 2007, to purchase existing production and develop new production.  I recently hired a contract operator (REO Operating, LLC) and an accountant to assist my partner with the day to day operations of the business.  The fund is not pursuing new production or projects and is actively marketing the production that we have.